Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Pioneer Bankshares, Inc.

We consent to incorporation in this Form 10-KSB of our report, dated January 22, 2004, relating to the consolidated balance sheet of Pioneer Bankshares, Inc. and subsidiaries (the Company) as of December 31, 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 26, 2004